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EXHIBIT 99.1

                              FOR IMMEDIATE RELEASE
                           __________________________

               FONEFRIEND, INC. COMBINES WITH UNIVERSAL BROADBAND
                       NETWORKS, INC. IN A TAX-FREE MERGER

Carlsbad, CA - December 5, 2002 - FoneFriend, Inc. (FoneFriend), a privately held provider of Voice over IP communications services and products based in Carlsbad, California and Universal Broadband Networks, Inc. (UBNT), a wireless and wireline communications services provider based in Irvine, California (Pink Sheets:UBNTQ), today announced that they have completed a tax free reorganization pursuant to an agreement to acquire the assets of FoneFriend and the Chapter 11 Plan of Reorganization confirmed by the United States Bankruptcy Court in UBNT's case. As part of this definitive agreement, UBNT will cancel all of its outstanding common stock and issue 2.2 million shares of new common stock to acquire the assets of FoneFriend. FoneFriend will then distribute these shares to its existing shareholders prior to its dissolution. Additionally, the company will issue shares of its preferred stock in exchange for FoneFriend preferred stock held by FoneFriend investors who participated in its private placement offering. The reorganized company will be named FoneFriend, Inc., will remain incorporated in the State of Delaware and the new trading symbol issued by NASDAQ for the Company effectively immediately will be "FFRD".

The announcements were made today by Jackelyn Giroux, Chief Executive Officer of FoneFriend, Inc., and Brandon Powell, sole officer of UBNT during its bankruptcy reorganization. Mr. Powell will resign as an officer following closing of the reorganization and completion of related administrative work. Under the Merger Agreement and Plan of Reorganization, UBNT's Committee of Unsecured Creditors will retain 5% of the common stock and may appoint one member of the Committee as a member of the board of directors of the new company.

The United States Bankruptcy Court, the directors and a majority of the shares of FoneFriend's common stock have approved the sale of FoneFriend's assets and its reorganization with UBNT. Approval of UBNT's shareholders was not necessary in light of the fact that their shares are cancelled pursuant to the Merger Agreement and Plan.

FoneFriend provides state of the art Voice over Internet Protocol (VoIP) communications services over its international network by way of the FoneFriend(TM) proprietary and patented technology licensed by FoneFriend from Fonefriend Systems, Inc. The FoneFriend product is a communication appliance that routes long-distance calls from any touch tone telephone securely over the Internet without the need for a computer or any specialized telecom equipment, resulting in substantial savings for FoneFriend's customers.

Universal Broadband Networks, Inc. is an inactive telecommunications services provider that has been in Chapter 11 bankruptcy reorganization since October, 2000.

CAUTION CONCERNING FORWARD-LOOKING STATEMENTS:
This document includes certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from these expectations due to changes in global economic, business, competitive market and regulatory factors or failure of the transaction described, or any of its elements, to be completed for any reason. More detailed information about those factors is contained in the Company's filings with the Securities and Exchange Commission.

For additional information about FoneFriend, Inc. or its products and services, contact:

Investor Relations at: (760) 607-2330; or by fax at: (760) 607-2334; or by email at: mail@fonefriend.biz.